Exhibit 16

ERNST & YOUNG LLP           787 Seventh Avenue              Phone: 212 773-3000
                            New York, New York 10019




September 29, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K/A No. 2 dated September 29, 1998 of MarketSpan Corporation and are in agreement with the statements contained in the second sentence of the first paragraph, and the second paragraph as they relate to Ernst & Young LLP and Long Island Lighting Company. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                    /s/ ERNST & YOUNG LLP

















      Ernst & Young LLP is a member of Ernst & Young International, Ltd.

                                      17